                                                                   EXHIBIT 12-28

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            TWELVE
                            MONTHS
                            ENDED                          YEAR ENDED DECEMBER 31
                          MARCH 31,    --------------------------------------------------------------
                             1995         1994         1993         1992         1991         1990
                          ----------   ----------   ----------   ----------   ----------   ----------
                                                 (THOUSANDS, EXCEPT FOR RATIO)
Net income..............  $  420,529   $  419,909   $  521,903   $  588,047   $  568,037   $  514,459
                          ----------   ----------   ----------   ----------   ----------   ----------
Taxes based on income:
  Current income
     taxes..............     166,407      169,381      217,363      179,047      148,423      115,373
  Deferred taxes
     -- net.............     122,707      110,243       99,801      148,947      103,321       56,712
  Investment tax credit
     adjustments --
     net................     (14,989)     (12,826)     (14,227)     (16,768)      13,458       43,740
  Municipal and state...       2,841        2,566        3,373        3,353        4,182        2,367
                          ----------   ----------   ----------   ----------   ----------   ----------
     Total taxes based
       on income........     276,966      269,364      306,310      314,579      269,384      218,192
                          ----------   ----------   ----------   ----------   ----------   ----------
Fixed charges:
  Interest on long-term
     debt...............     272,242      273,763      325,194      388,580      437,337      472,369
  Amortization of debt
     discount, premium
     and expense........      11,015       10,832        9,114        3,952        4,467        4,539
  Other interest........      10,077       11,170        4,928        5,169        4,233        4,853
  Interest factor of
     rents..............      28,000       28,000       29,200       34,400       34,900       32,500
                          ----------   ----------   ----------   ----------   ----------   ----------
     Total fixed
       charges..........     321,334      323,765      368,436      432,101      480,937      514,261
                          ----------   ----------   ----------   ----------   ----------   ----------
Earnings before taxes
  based on income and
  fixed charges.........  $1,018,829   $1,013,038   $1,196,649   $1,334,727   $1,318,358   $1,246,912
                          ==========   ==========   ==========   ==========   ==========   ==========
Ratio of earnings to
  fixed charges.........        3.17         3.13         3.25         3.09         2.74         2.42
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